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ProAssurance Named a Ward's 50 Company for the Thirteenth Consecutive Year
BIRMINGHAM, AL - (BUSINESSWIRE) - July 16, 2019 - ProAssurance Corporation (NYSE:PRA) has been named to the prestigious Ward’s 50 for 2019. This is the thirteenth consecutive year the Ward Group has recognized ProAssurance as one of America’s fifty top performing property-casualty insurance companies.
To be included in the Ward’s 50, companies are subject to an exceptionally rigorous evaluation process that includes financial performance, asset quality and capital position, revenue growth, underwriting results, financial returns, and operational excellence.
ProAssurance’s President & Chief Executive Officer, Ned Rand, said “Being named to the Ward’s 50 for the thirteenth consecutive year is an accomplishment that highlights the success of our long-term strategy, emphasizing the unrivaled protection and security we offer our customers. It is a testament to our employees and distribution partners that we have extended our Ward’s run despite the challenging insurance marketplace in which we operate, made possible by their unyielding dedication to our promise of ‘Treated Fairly’.”
“We recognize ProAssurance for outstanding financial results in the areas of safety, consistency, and performance over a five-year period,” said Jeff Rieder, Partner and Head of Ward Group. “In selecting the Ward’s 50, we analyze the financial performance of nearly 3,000 property-casualty insurance companies, identifying the 50 companies that pass financial stability requirements and demonstrate the ability to grow while maintaining strong capital positions and underwriting results.”
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.

For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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